Exhibit 99.1

ABERCROMBIE & FITCH REPORTS SECOND QUARTER 2012 RESULTS

BOARD OF DIRECTORS DECLARES QUARTERLY DIVIDEND OF $0.175 AND INCREASES

SHARE REPURCHASE AUTHORIZATION BY TEN MILLION SHARES

New Albany, Ohio, August 15, 2012: Abercrombie & Fitch Co. (NYSE: ANF) today reported unaudited results which reflected net income of $15.5 million and net income per diluted share of $0.19 for the thirteen weeks ended July 28, 2012, compared to net income of $32.0 million and net income per diluted share of $0.35 for the thirteen weeks ended July 30, 2011.

Mike Jeffries, Chief Executive Officer and Chairman of the Board of Abercrombie & Fitch Co., said:

“The second quarter results we are reporting today are disappointing and below our expectations coming into the quarter. In particular, we saw a further deceleration in the trend in our international stores, while our U.S. chain stores also comped negatively for the quarter for the first time since 2009. Our direct to consumer business remained a bright spot, posting its tenth successive quarter with growth of 25% or better.

Our entire organization is completely focused on improving upon the trends we have seen. There are factors beyond our control but, as a team, we believe there are opportunities to do better. We continue to be confident in the global appeal of our iconic brands. This was once again affirmed by the tremendous reception our Hong Kong flagship received at its opening this past Saturday. We remain excited and optimistic about the opportunities ahead of us, and we will be disciplined and judicious in our use of our shareholders’ capital to pursue those opportunities.”

Second Quarter Summary

Net sales for the thirteen weeks ended July 28, 2012 increased 4% to $951.4 million from $916.8 million for the thirteen weeks ended July 30, 2011. Total U.S. sales, including direct-to-consumer sales, decreased 5% to $648.0 million. Total international sales, including direct-to-consumer sales, increased 31% to $303.4 million. Total Company direct-to-consumer sales, including shipping and handling, increased 25% to $127.7 million.

Total comparable store sales for the quarter decreased 10% relative to last year. By brand, comparable store sales decreased 11% for Abercrombie & Fitch, 10% for abercrombie kids, and 10% for Hollister Co. Total sales by brand were $362.5 million for Abercrombie & Fitch, $76.3 million for abercrombie kids and $485.6 million for Hollister Co.

The gross profit rate for the second quarter was 62.5%, 110 basis points lower than last year’s second quarter gross profit rate. The decrease in the gross profit rate was driven by an increase in average unit cost and the adverse effect of exchange rates, partially offset by an international mix benefit.

Stores and distribution expense, as a percentage of net sales, increased to 48.1% from 46.4% for the second quarter of last year. The increase in the stores and distribution rate was primarily the result of deleveraging on negative comparable store sales.

Marketing, general and administrative expense for the second quarter was $111.3 million, compared to $110.0 million during the same period last year. The increase in marketing, general and administrative expense was due to increases in marketing expense, IT expense, travel and other expenses, largely offset by a decrease in incentive compensation expense.

The effective tax rate for continuing operations for the thirteen weeks ended July 28, 2012 was 38.9% compared to 30.7% for the prior year comparable period. The increase in the rate was primarily the result of a reduced benefit related to international operations which are taxed at a lower rate.

Net income was $15.5 million and net income per diluted share was $0.19 for the thirteen weeks ended July 28, 2012, compared to net income of $32.0 million and net income per diluted share of $0.35 for the comparable period last year.

The Company ended the second quarter of fiscal 2012 with $312.2 million in cash and cash equivalents, $20.1 million in current marketable securities, and borrowings under the revolving credit agreement of $75.0 million.

The Company did not repurchase shares of its common stock during the quarter.

During the quarter the Company opened a combined Hollister Co. and Gilly Hicks store in London on Regent Street, seven international Hollister Co. chain stores and three international Gilly Hicks chain stores. Subsequent to quarter end, the Company has opened an Abercrombie & Fitch flagship store in Hong Kong.

2012 Outlook

Based on a lower sales trend than previously projected, the Company now expects full year diluted earnings per share of approximately $2.50 to $2.75. This projection assumes comparable store sales will decline 10% for the second half of the year. The Company continues to expect substantial recovery of the gross margin rate erosion seen in 2011 on a 2012 full year basis. In addition to lower sales, the reduction in projected earnings per share also reflects the impact of a stronger US dollar and the impact of an increase in the effective tax rate. The Company now expects the tax rate for the year as a whole to be in the high 30s.

The Company will provide a strategic update on its international expansion plans, capital allocation plans, and its initiatives to increase domestic store profitability, as well as additional information on productivity, profitability and return on investment related to the Company’s international operations during its earnings call at 8:30 AM today.

The strategic update will include:

•	A reduction in the expected number of fiscal 2012 international Hollister Co. chain store openings to approximately 30 stores from a previous expectation of close to 40 stores.

•	A pause in new flagship store commitments, other than a planned Shanghai location.

•

A reduced run rate for future international chain store openings, with a focus on under-penetrated markets where cannibalization effects are expected to be minimal, and subject to continued approval on a store by store basis.

•	An updated fiscal 2012 capital expenditure budget of approximately $360 million, and an anticipated fiscal 2013 capital expenditure budget of approximately $200 million.

•	An update on the Company’s share repurchase plans.

Other Developments

On August 14, 2012, the Board of Directors declared a quarterly cash dividend of $0.175 per share on the Class A Common Stock of Abercrombie & Fitch Co. payable on September 11, 2012 to shareholders of record at the close of business on August 27, 2012.

Additionally, the Board of Directors increased the existing share repurchase authorization by ten million shares, bringing the shares available for purchase under its publicly announced share repurchase authorization to 22.9 million shares.

An investor presentation of first quarter results will be available in the “Investors” section of the Company’s website at www.abercrombie.com at approximately 8:00 AM, Eastern Time, today.

The Company will report third quarter sales and earnings results on Wednesday, November 14, 2012.

At the end of the second quarter, the Company operated a total of 1,055 stores. The Company operated 278 Abercrombie & Fitch stores, 154 abercrombie kids stores, 486 Hollister Co. stores and 18 Gilly Hicks stores in the United States. The Company operated 15 Abercrombie & Fitch stores, five abercrombie kids stores, 92 Hollister Co. stores and seven Gilly Hicks stores internationally. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com and www.gillyhicks.com.

Today at 8:30 AM, Eastern Time, the Company will conduct a conference call. Management will discuss the Company’s performance and its plans for the future and will accept questions from participants. To listen to the conference call, dial (888) 461-2031 and ask for the Abercrombie & Fitch Quarterly Call or go to www.abercrombie.com. The international call-in number is (719) 325-2255. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 1694108 or through wwww.abercrombie.com.

For further information, call:

ICR, Inc.

Joe Teklits / Jean Fontana

joseph.teklits@icrinc.com

203-682-8258

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management of A&F involve risks and uncertainties and are subject to change based on various factors, many of which may be beyond the Company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise our forward-looking statements. The following factors, in addition to those included in the disclosure under the heading “ FORWARD-LOOKING STATEMENTS AND RISK FACTORS” in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012, in some cases have affected and in the future could affect the Company’s financial performance and could cause actual results for the 2012 fiscal year and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, could have a material adverse effect on our business, results of operations and liquidity; if we are unable to anticipate, identify and respond to changing fashion trends and consumer preferences in a timely manner, and manage our inventory commensurate with customer demand, our sales levels and profitability may decline; fluctuations in the cost, availability and quality of raw materials, labor and transportation, could cause manufacturing delays and increase our costs; equity-based compensation awarded under the employment agreement with our Chief Executive Officer could adversely impact our cash flows, financial position or results of operations and could have a dilutive effect on our outstanding Common Stock; our growth strategy relies significantly on international expansion, which adds complexity to our operations and may strain our resources and adversely impact current store performance; our international expansion plan is dependent on a number of factors, any of which could delay or prevent successful penetration into new markets or could adversely affect the profitability of our international operations; our direct-to-consumer sales are subject to numerous risks that could adversely impact sales; we have incurred, and may continue to incur, significant costs related to store closures; our development of a new brand concept such as Gilly Hicks could have a material adverse effect on our financial condition or results of operations; fluctuations in foreign currency exchange rates could adversely impact our financial condition and results of operations; our business could suffer if our information technology systems are disrupted or cease to operate effectively; comparable store sales may continue to fluctuate on a regular basis and impact the volatility of the price of our Common Stock; our market share may be negatively impacted by increasing competition and pricing pressures from companies with brands or merchandise competitive with ours; our stock price may be volatile and investors may not be able to resell shares of our Common Stock at or above the price paid to acquire the shares; our ability to attract customers to our stores depends, in part, on the success of the shopping malls in which most of our stores are located; our net sales fluctuate on a seasonal basis, causing our results of operations to be susceptible to changes in Back-to-School and Holiday shopping patterns; our inability to accurately plan for product demand and allocate merchandise effectively could have a material adverse effect on our results; our failure to protect our reputation could have a material adverse effect on our brands; we rely on the experience and skills of our senior executive officers, the loss of whom could have a material adverse effect on our business; interruption in the flow of merchandise from our key vendors and international manufacturers could disrupt our supply chain, which could result in lost sales and could increase our costs; we do not own or operate any manufacturing facilities and, therefore, depend upon independent third parties for the manufacture of all our merchandise; our reliance on two distribution centers domestically and two third-party distribution centers internationally makes us susceptible to disruptions or adverse conditions affecting our distribution centers; our reliance on third parties to deliver merchandise from our distribution centers to our stores and direct-to-consumer customers could result in disruptions to our business; we may be exposed to risks and costs associated with credit card fraud and identity theft that would cause us to incur unexpected expenses and loss of revenues; modifications and/or upgrades to our information technology systems may disrupt our operations; our facilities, systems and stores, as well as the facilities and systems of our vendors and manufacturers, are vulnerable to natural disasters, pandemic disease and other unexpected events, any of which could result in an interruption to our business and adversely affect our operating results; our litigation exposure could have a material adverse effect on our financial condition and results of operations; our inability or failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets; fluctuations in our tax obligations and effective tax rate may result in volatility in our operating results; the effects of war or acts of terrorism could have a material adverse effect on our operating results and financial condition; our inability to obtain commercial insurance at acceptable prices or our failure to adequately reserve for self-insured exposures might increase our expenses and adversely impact our financial results; operating results and cash flows at the store level may cause us to incur impairment charges; we are subject to customs, advertising, consumer protection, privacy, zoning and occupancy and labor and employment laws that could require us to modify our current business practices, incur increased costs or harm our reputation if we do not comply; changes in the regulatory or compliance landscape could adversely affect our business and results of operations; our unsecured Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) and our Term Loan Agreement include financial and other covenants that impose restrictions on our financial and business operations; our operations may be affected by regulatory changes related to climate change and greenhouse gas emissions; and compliance with changing regulations and standards for accounting, corporate governance and public disclosure could adversely affect our business, results of operations and reported financial results.

Abercrombie & Fitch Co.

Consolidated Statements of Income

Thirteen Weeks Ended July 28, 2012 and July 30, 2011

(in thousands, except per share data)

	(Unaudited)		(Unaudited)
	2012	% of Net Sales	2011	% of Net Sales
Net Sales	$951,407	100.0%	$916,763	100.0%

Cost of Goods Sold	357,000	37.5%	333,721	36.4%

Gross Profit	594,407	62.5%	583,042	63.6%

Total Stores and Distribution Expense	458,085	48.1%	425,325	46.4%

Total Marketing, General and Administrative Expense	111,293	11.7%	109,999	12.0%

Other Operating (Income) Expense, Net	(1,933)	-0.2%	544	0.1%

Operating Income	26,962	2.8%	47,174	5.1%

Interest Expense, Net	1,546	0.2%	985	0.1%

Income Before Taxes	25,416	2.7%	46,189	5.0%

Tax Expense	9,897	1.0%	14,158	1.5%

Net Income	15,519	1.6%	32,031	3.5%

Net Income Per Share
Basic	$0.19		$0.37
Diluted	$0.19		$0.35

Weighted-Average Shares Outstanding:
Basic	82,555		87,267
Diluted	83,441		90,353

Abercrombie & Fitch Co.

Consolidated Statements of Income

Twenty-Six Weeks Ended July 28, 2012 and July 30, 2011

(in thousands, except per share data)

	(Unaudited)		(Unaudited)
	2012	% of Net Sales	2011	% of Net Sales
Net Sales	$1,872,625	100.0%	$1,753,437	100.0%

Cost of Goods Sold	701,859	37.5%	626,734	35.7%

Gross Profit	1,170,766	62.5%	1,126,703	64.3%

Total Stores and Distribution Expense	913,817	48.8%	824,426	47.0%

Total Marketing, General and Administrative Expense	228,182	12.2%	217,650	12.4%

Other Operating Income, Net	(4,519)	-0.2%	(1,292)	-0.1%

Operating Income	33,286	1.8%	85,919	4.9%

Interest Expense, Net	2,636	0.1%	1,935	0.1%

Income from Continuing Operation Before Taxes	30,650	1.6%	83,984	4.8%

Tax Expense from Continuing Operations	12,146	0.6%	27,608	1.6%

Net Income from Continuing Operations	18,504	1.0%	56,376	3.2%

Net Income from Discontinued Operations (net of taxes)	—	0.0%	796	0.0%

Net Income	$18,504	1.0%	$57,172	3.3%

Net Income Per Share from Continuing Operations:
Basic	$0.22		$0.65
Diluted	$0.22		$0.62

Net Income Per Share from Discontinued Operations:
Basic	$—		$0.01
Diluted	$—		$0.01

Net Income Per Share:
Basic	$0.22		$0.66
Diluted	$0.22		$0.63

Weighted-Average Shares Outstanding:
Basic	83,574		87,274
Diluted	84,813		90,397

Abercrombie & Fitch Co.

Consolidated Balance Sheets

(in thousands)

	(Unaudited) July 28, 2012	January 28, 2012	(Unaudited) July 30, 2011
ASSETS

Current Assets
Cash and Equivalents	$312,153	$583,495	$539,613
Marketable Securities	20,110	84,650	—
Receivables	95,267	89,350	91,550
Inventories	621,740	569,818	516,128
Deferred Income Taxes	86,186	77,120	47,884
Other Current Assets	91,205	84,342	96,967

Total Current Assets	1,226,661	1,488,775	1,292,142

Property and Equipment, Net	1,280,239	1,197,271	1,196,585

Non-Current Marketable Securities	—	14,858	101,923

Other Assets	362,338	347,249	330,084

TOTAL ASSETS	$2,869,238	$3,048,153	$2,920,734

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts Payable and Outstanding Checks	$186,447	$211,368	$221,004
Accrued Expenses	350,075	369,073	295,335
Deferred Lease Credits	39,996	41,047	42,244
Borrowings	75,000	—	—
Income Taxes Payable	36,062	77,918	16,951

Total Current Liabilities	687,580	699,406	575,534

Long-Term Liabilities
Deferred Lease Credits	176,875	183,022	194,586
Leasehold Financing Obligations	62,827	57,851	26,288
Other Liabilities	246,120	245,418	237,456

Total Long-Term Liabilities	485,822	486,291	458,330

Total Shareholders’ Equity	1,695,836	1,862,456	1,886,870

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,869,238	$3,048,153	$2,920,734

Abercrombie & Fitch Co.

U.S. Store Count

(Unaudited)

Thirteen Week Period Ended July 28, 2012

Store Activity	Abercrombie & Fitch	abercrombie	Hollister	Gilly Hicks	Total
April 28, 2012	279	154	491	18	942

New	—	—	—	—	—

Closed	(1)	—	(5)	—	(6)

July 28, 2012	278	154	486	18	936

Abercrombie & Fitch Co.

International Store Count

(Unaudited)

Thirteen Week Period Ended July 28, 2012

Store Activity	Abercrombie & Fitch	abercrombie	Hollister	Gilly Hicks	Total
April 28, 2012	15	5	84	3	107

New	—	—	8	4	12

Closed	—	—	—	—	—

July 28, 2012	15	5	92	7	119

Abercrombie & Fitch Co.

U.S. Store Count

(Unaudited)

Twenty-Six Week Period Ended July 28, 2012

Store Activity	Abercrombie & Fitch	abercrombie	Hollister	Gilly Hicks	Total
January 28, 2012	280	154	494	18	946

New	1	—	—	—	1

Closed	(3)	—	(8)	—	(11)

July 28, 2012	278	154	486	18	936

Abercrombie & Fitch Co.

International Store Count

(Unaudited)

Twenty-Six Week Period Ended July 28, 2012

Store Activity	Abercrombie & Fitch	abercrombie	Hollister	Gilly Hicks	Total
January 28, 2012	14	5	77	3	99

New	1	—	15	4	20

Closed	—	—	—	—	—

July 28, 2012	15	5	92	7	119